Exhibit 99.1

Cumberland Pharmaceuticals Announces

Strategic Transaction to Integrate Commercial Business with Apotex

Transaction unlocks $100 million in value for Cumberland

Sharpens focus on Orphan Drug Candidates to address Unmet Medical Needs

NASHVILLE, Tenn. (April 23, 2026) - Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a U.S. specialty pharmaceutical company, today announced it has entered into an agreement with an affiliate of Apotex (“Apotex”), the largest Canadian based pharmaceutical company to integrate their branded U.S. businesses. Under the terms of the agreement, Apotex will acquire Cumberland’s line of branded pharmaceuticals for cash consideration of $100 million, and create a platform to deliver specialty medicines that improve the quality of patient care. The transaction is subject to authorization and approval by Cumberland’s shareholders.

Cumberland will retain its pipeline product candidates which it intends to focus on developing following the closing of the transaction. It will also retain its majority ownership position in Cumberland Emerging Technologies Inc.

“Our business has two distinct profiles - with established commercial operations typical of a specialty pharmaceutical company and an exciting development pipeline often associated with a biotechnology firm” said A.J. Kazimi, CEO of Cumberland. “This transaction unlocks value for our shareholders and enables us to focus on the large market opportunities associated with our pipeline product candidates. We believe that the integration of these products with Apotex will create more critical mass to support patient care and provide enhanced career opportunities for our commercial team”.

“This transaction will strengthen our ability to support patients in some of the most critical moments of their care journey,” said Jeff Watson, President & CEO of Apotex. “As a Force for Health, we are committed to improving access to high-quality medicines and ensuring that patients, families, and clinicians have the treatments they rely on. Integrating Cumberland’s commercial business into the Apotex family will enhance our ability to deliver a meaningful health impact to patients across the United States.”

In addition to its portfolio of FDA approved brands involved in the transaction with Apotex, Cumberland is developing ifetroban, a potent thromboxane antagonist through a series of programs designed to address unmet medical needs with significant market potential.

The Company has announced breakthrough results in a Phase II clinical study of ifetroban in patients with cardiomyopathy associated with Duchenne muscular dystrophy (“DMD”). This rare, fatal genetic neuromuscular disease results in deterioration of the skeletal, heart and lung muscles. Interactions with the FDA are underway regarding the study results and remaining requirements for approval. The program has received Orphan Drug, Rare Pediatric Disease and more recently Fast Track designations from the FDA.

Cumberland also has a Phase II clinical program evaluating its ifetroban product candidate in patients with Systemic Sclerosis (“SSc”) or scleroderma, a debilitating autoimmune disorder characterized by diffuse fibrosis of the skin and internal organs. Enrollment in that study is completed and the next milestone will be announcement of the top-line study results.

The Company’s third development program involves the treatment with ifetroban in patients with Idiopathic Pulmonary Fibrosis (“IPF”), the most common form of progressive fibrosing interstitial lung disease. Enrollment in the Phase II study is well underway at medical centers across the U.S., with interim safety and interim efficacy results pending.

About Apotex

Apotex is a Canadian-based global health company. Apotex improves everyday access to affordable, innovative medicines and health products for millions of people around the world, with a broad portfolio of generic, biosimilar, and innovative branded pharmaceuticals, and consumer health products. Headquartered in Toronto, with regional offices globally, including in the United States, Mexico, and India, Apotex is the largest Canadian-based pharmaceutical company and a health partner of choice for the Americas for pharmaceutical licensing and product acquisitions.

Learn more at www.apotex.com

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in Tennessee and is focused on providing unique products that improve the quality of patient care. The company distributes a portfolio of FDA-approved brands.

Cumberland also has a series of Phase II clinical programs underway evaluating its ifetroban product candidate in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy, Systemic Sclerosis and Idiopathic Pulmonary Fibrosis.

For more information see www.cumberlandpharma.com

Additional Information and Where to Find It

This press release may be deemed to be a solicitation of proxies from Cumberland’s shareholders in connection with the proposed transaction. In connection with the proposed transaction, Cumberland intends to file a proxy statement and relevant documents with respect to the special meeting to be held in connection with the proposed transaction with the SEC. The definitive proxy statement will be mailed to Cumberland’s shareholders in advance of the special meeting. Investors and security holders of Cumberland are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about Cumberland, Apotex and the proposed transaction. The proxy statement, when it becomes available, and any other documents filed by Cumberland with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Cumberland by sending a written request to Cumberland, 1600 West End Avenue, Suite 1300 Nashville, Tennessee 37203, Attention: Corporate Secretary.

Participants in the Solicitation

Cumberland and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from Cumberland’s shareholders in connection with the proposed transaction. Information about the directors and executive officers, including their interests in the transaction, will be included in Cumberland’s proxy statement relating to the transaction when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure, natural disasters, public health epidemics, and other events beyond our control, as more fully discussed in the Company’s most recent Form 10-K and subsequent 10-Qs as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact: Shayla Simpson	Medica Contact: Emily Kent
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(540) 621-5448